Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

DRE - Q2 2010 Duke Realty Corporation Earnings Conference Call

Event Date/Time: Jul 29, 2010 / 07:00PM GMT

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CORPORATE PARTICIPANTS

Randy Henry

Duke Realty Corporation — Asst. VP — Investor Relations

Denny Oklak

Duke Realty Corporation — Chairman, CEO

Christie Kelly

Duke Realty Corporation — CFO, EVP

CONFERENCE CALL PARTICIPANTS

Ki Bin Kim

Macquarie — Analyst

Josh Attie

Citi — Analyst

Chris Caton

Morgan Stanley — Analyst

Brendan Maiorana

Wells Fargo — Analyst

Mike Knott

Green Street Advisors — Analyst

Vincent Chow

Deutsche Bank — Analyst

Sloan Bohlen

Goldman Sachs — Analyst

PRESENTATION

Operator

Welcome to the Duke Realty quarterly earnings conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer period. Instructions will be given at that time.

(Operator Instructions) And as a reminder, today’s conference call is being recorded. I would now like to turn the conference over to your host, Assistant Vice President of Investor Relations, Randy Henry. Please go ahead.

Randy Henry - Duke Realty Corporation — Asst. VP — Investor Relations

Thank you. Good afternoon, everyone, and welcome to our second quarter earnings call. Joining me today will be Denny Oklak, Chairman and Chief Executive Officer; Christie Kelly, Executive Vice President and Chief Financial Officer; and Mark Denien, Chief Accounting Officer.

Before we make our prepared remarks, let me remind you that the statements we make today are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. Some of these risk factors include our continued qualification as a REIT, general business and economic conditions, competition, interest rates, accessibility of the debt and equity capital markets, increases in real estate construction costs, and other risk inherent in the real estate business. For more information about those risk factors, we would refer you to our 10-K that we have on file with the SEC dated March 1, 2010. Now, for our prepared remarks, I’ll turn it over to Denny Oklak.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Thanks, Randy, and good afternoon, everyone. It was another successful quarter for Duke Realty. We had solid operating performance and made significant strides in our ongoing strategy to reposition our portfolio, opportunistically allocate capital growth areas, and further strengthen our balance sheet, all of which Christie and I will cover. First, I will give some comments on what we are seeing today in the markets and our expectations for the remainder of 2010. Then, Christie will provide an update on our second quarter 2010 financial performance and capital market activities.

Our second quarter results reflect what we’re seeing from the property fundamentals in our markets. The industrial side of the business continues to improve. We again had success filling some of our larger bulk spaces. The positive movement in industrial metrics including shipping, freight, and industrial production data, are translating into increased demand for industrial space. Our sense today is that we are past the bottom of this cycle on the industrial side, but we believe it will be a slow climb from here. Customers are still being cautious but are beginning to commit to new space as reflected by what we expect to be the first positive quarter of net absorption for industrial space nationally since 2007.

The office side of the business is lagging behind the industrial business, which is very typical of this point in the cycle. High unemployment continues to be the primary factor causing negative absorption in the office business. In looking at economic forecasts, the general consensus seems to be that unemployment rates are going to continue to be stubbornly high for an extended period. If these predictions are correct, we would not expect to see a bottom of the office business until mid-2011. This time frame is also in line with our historical experience, as the office business generally picks up four to six quarters after industrial.

One other comment on business in general. We continue to see operating pressure on many of our customers’ businesses. Continuing tenant concerns during the second quarter caused our bad debt expense to increase to back over 50 basis points of total rental revenue after ticking down to our normal range of 25 basis points to 30 basis points in the first quarter. Industries being most affected are construction and other residential housing suppliers. The development opportunities continue to be relatively slow, with the exception of the medical office piece of our business. We are working with a number of hospitals on new projects and expect to announce specific medical office starts in the second half of the year. Another piece of good news is that we are seeing some activity in the industrial build-to-suit business. These are the first meaningful discussions we’ve had on industrial build-to-suit in nearly two years. It is still too early to say whether these projects will get started, but nonetheless, it is positive news.

For the remainder of the year, we’re focused on three specific areas of strategic execution. First, our operating strategy is very straightforward, lease up the vacant space in our existing buildings to generate additional cash flow and selectively pursue development opportunities in medical office, and build-to-suits. Second, our asset strategy will focus on the continued disposition of non-strategic properties, as well as pursuing strategic acquisitions. We are seeing good activity at good pricing for the assets that we are marketing for sale. On the acquisition side, we are actively pursuing opportunities that are aligned with our longer term objectives, including increasing industrial and medical office investment and suburban office in selected high-growth markets. Third, our capital strategy remains focused on further deleveraging of the Company. We have executed transactions in 2010 to buy back bonds and preferred stock and have successfully accessed the debt in equity markets.

Turning to some specific second quarter operating results, the overall occupancy in our portfolio was 87.9% at June 30, up from 87.5% at March 31. We stated in January that we anticipated some decrease in overall occupancy from short-term leases expiring. While we have seen some of these customers leave their space, many have continued to occupy the space through the second quarter, and we are generally optimistic we will continue this temporary occupancy at or near this level.

On the leasing front, we signed approximately six million square feet of leases during the second quarter, a continuation of our strong first quarter activity, which exceeded five and one half million square feet. Through June 30, our leasing activity is at the highest volume levels since 2007.

Occupancy in our stabilized bulk distribution portfolio remained at 89.5% as of June 30.

I want to highlight a couple of new deals signed during the quarter. In Cincinnati, we signed a lease with a third party logistics provider to fully lease a recently developed 598,000 square foot industrial building. In St. Louis, we leased nearly 600,000 square feet of space in three buildings that were in the Dugan Realty portfolio. These leases backfilled most of the space vacated during the past year by a bankruptcy.

On the suburban office side, activity is slower, but we did increase the occupancy for our stabilized portfolio to 86.0% at quarter-end, nearly 50 basis points over the 85.5% reported at the end of March. A key driver of this increase was the execution of a lease with the GSA at our Norman Pointe II office building in Minneapolis. The lease is for 244,000 square feet for a three-to-five-year term while they rehab an existing building. This lease increases the occupancy of that property to 100%.

As of June 30, our wholly-owned development pipeline consisted of three medical office properties, comprising 301,000 square feet, which were 92% preleased with an anticipated initial yield of 8.1%. These projects are substantially complete and require only $12.3 million of additional capital to complete. The development pipeline is consistent with our operation strategy to focus on a development of preleased medical office or build-to-suit opportunities.

Same property NOI for the three- and 12-months ended June 30 was a negative 1.6% and 3.0% respectively, which is in line with our expectations. Same property occupancy is generally increasing, but we’re still seeing the effects of rent concessions and rate roll-downs. Looking forward, we expect the trailing 12 months for the calendar year 2010 should be at the better end of our negative 1% to negative 5% guidance range. Our lease renewal percentage for the quarter was a strong 76.3% and is 79% year-to-date. As expected, we saw negative net effective rents and renewals of both industrial and office space. We continue to focus on keeping our major customers in their space, particularly on the office side. The realities in the market today are that net effective rents are rolling down between 5% and 15% on these renewals. We expect that trend to continue during the second half of 2010.

I’d also like to point out that capital expenditures were inordinately low this quarter as reflected by our 61% AFFO payout ratio. We expect this trend to revert to a more normal level during the second half of the year and reflect the lower end of our guidance for AFFO payout ratio of 95% to 105%.

Before I turn the call over to Christie, I wanted to highlight the Dugan Realty acquisition that we announced in June and subsequently closed on July 1. We acquired our joint venture partner’s 50% interest in the venture for $298.2 million, including the assumption of debt. The Dugan portfolio is comprised of 106 industrial buildings totaling 20.8 million square feet located in the Midwest and Southeast markets. The portfolio was 86.6% leased as of June 30, and as I mentioned, we’re making progress on leasing this portfolio as we expected.

We developed virtually all of these properties and have managed and leased them since completion. This acquisition fits well into our strategy to increase our investment in the industrial product. And as many of you know, we successfully launched an equity offering to fund the transaction. Christie will highlight the specifics of the offering. But we are very pleased with the execution and reception of this transaction.

And with that, I’ll turn the call over to Christie.

Christie Kelly - Duke Realty Corporation — CFO, EVP

Thanks. Thanks very much, Denny, and good afternoon, everyone. As Denny mentioned, I would like to provide an update on our financial performance and financing activities during the quarter. We had a strong quarter overall and are pleased with our results. Second quarter core FFO was $0.29 per share. This core FFO excludes the effects of $20.3 million, or $0.09 per share, of losses on debt and preferred stock transactions, and $8 million, or $0.03 per share, of a non-cash impairment charge on a land sale. I will touch on the transactions which created these non-cash items in a moment.

In terms of our capital objectives, we continue to make progress on strengthening our balance sheet. As Denny previously mentioned, in conjunction with the announced acquisition of our partner’s interest in Dugan Realty, we completed the issuance and sale of 26.45 million shares of common stock in June. Executing the offering in connection with our Dugan Realty acquisition, which Denny discussed, was well received by investors. Given the positive response, our underwriters exercised the green shoe. Net proceeds from the offering were just under $300 million, which covered the upfront cash portion of the Dugan acquisition of approximately $160 million and will fund the additional $99 million of assumed debt that matures in October. Our capital plan had already contemplated the other half of the funds necessary to retire the Dugan debt maturing in October. I echo Denny’s sentiments, we are very pleased with this transaction.

We previously highlighted in our first quarter call that in April we issued $250 million of senior unsecured notes at 6.75% due March 15, 2020. We were able to repurchase in the open market and through a tender offer $260.7 million of principle amounts of our 2011 and 2013 unsecured bonds during the second quarter. A loss of approximately $16.8 million for the quarter was recognized in conjunction with these repurchases. Year-to-date, we have repurchased $275.7 million of our unsecured bonds. In June, we utilized a portion of the proceeds from the common stock issuance to repurchase $55.7 million face amount of our outstanding 8.375% Series O preferred stock in the open market.

In conjunction with these repurchases, a loss of approximately $4.5 million was recorded. This was again a good transaction for us, as we were able to execute the buybacks at an 8% yield, and this transaction is accretive to our fixed charge coverage ratios and in line with our overall deleveraging strategy. As a result of these and previously announced capital transactions, as of June 30, 2010, we had no outstanding borrowings on our $850 million unsecured line of credit and $256.3 million of cash on hand.

During the quarter, we continued to make good progress on our asset disposition plan. Proceeds from second quarter non-strategic building dispositions were $31 million. As we have previously discussed, our property disposition closings will be greater in the third and fourth quarter than they were in the second. Today, we expect our dispositions for all of 2010 to be at the upper end of our guidance of $150 million to $350 million.

We also received proceeds of $9.7 million on the disposition of land parcels during the second quarter. The primary disposition was approximately 50 acres of industrial land in Chicago. We did record a non-cash impairment charge of about $8 million on this land sale. This parcel of land had been held for future development, so there was no previous impairment charge related to this land. The impairment charge on this parcel was a higher percentage than average because we sold the ground to an existing customer for their future development and hope to have the opportunity to provide construction services when they move ahead.

Turning to acquisitions, in addition to the Dugan Realty properties, we also acquired three additional industrial buildings aggregating 475,000 square feet. The one building that we acquired in Phoenix, Arizona, is 100% leased. The two newly developed buildings that we acquired in South Florida are not currently leased, but they are our only industrial vacancy in the strong market. For the remainder of 2010, we will continue to look for acquisitions that meet our strategic objective of increasing our industrial and medical office investment and redeploying our disposition proceeds into higher growth markets.

On the point of our strategy to reposition our portfolio, I want to clarify how we view possible dilution or accretion resulting from these transactions. We quote stabilized cap rates on dispositions in our supplemental package, as you all know. The reported stabilized cap rates on dispositions over the past three quarters have averaged 8.76%. However, the in-place yield on these same assets at the time of sale was 7.72%. We believe that we can achieve similar in-place returns through our repositioning strategy while significantly improving our asset mix as we deploy capital for longer-term earnings growth.

Before I turn it back over to Denny, I want to cover two additional items. First, we were very pleased to learn in mid-July that Moody’s reaffirmed our BAA2 rating. We have worked extremely hard over the past year and a half to improve our leverage and coverage metrics as part of our capital strategy. The affirmation is another indication that the steps we have taken on our capital strategy are being well received. Second, we have not yet accessed our $150 million At-The-Market program which we launched earlier this year. As I noted on our April call, we view this as a tool to utilize only opportunistically and remain disciplined in using this source of capital.

And with that, I’ll turn it back over to Denny.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Thanks, Christie.

To close, I’d like to reemphasize our strategic focus as we continue to move forward in 2010. From an operations strategy, we’re focused on the lease-up of our portfolio and development of preleased medical office buildings and other build-to-suit opportunities. Our asset strategy is driven by the ultimate goal of repositioning our portfolio from a concentration in Midwest suburban office assets to more investment in bulk industrial distribution and medical office properties. We are extremely pleased with the execution of our capital strategy as we continue to reduce our overall leverage position so far this year. Our ability to execute debt, equity, and disposition transactions in an efficient manner has allowed us to pursue acquisition opportunities while strengthening our balance sheet.

Yesterday, we reaffirmed our guidance of $0.95 to $1.15 of FFO per share for 2010. As we noted on our last call, we provided a wide guidance range this year because of uncertainty in the economy. However, based on our strong performance for the first six months and the positive momentum in the industrial business, we now believe we will be in the upper half of that range, assuming there are no unanticipated tenant credit-related or other events during the remainder of the year. Our estimate includes the anticipated dilutive effect of the shares issued in our June offering, which will be greater in the second half of the year than on an annualized basis.

So, with that, again, like to thank you all for joining us today, and now we will open it up for your questions.

QUESTION AND ANSWER

Operator

Certainly. (Operator Instructions) Our first question is from Ki Bin Kim with Macquarie. Please go ahead.

Ki Bin Kim - Macquarie — Analyst

Thank you. Could you comment on the customer demand or traffic  —  which ever way you want to describe it. The trends you have been seeing from beginning of the year and maybe in June and July? Have you seen any kind of slowdown?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Ki Bin, I think that it did slow down  —  it appeared to slow down a little bit from the middle of June into July. We’ve been trying to figure out whether it’s just a real slowdown in activity, or just what a lot of our people in the field call the summer doldrums. Today I would tell you, we really think it is more of the summer doldrums than a real slowdown. I think based on the discussions our folks are having with people, I think there is still some relatively positive momentum. Again, particularly on the industrial side, and really more sporadic on the office side. As you saw, we did improve our office occupancy during the quarter. We’re very  —  obviously, very pleased with that. But again, I think the office business is still struggling.

Ki Bin Kim - Macquarie — Analyst

And if you could [describe], how would you measure your shadow space in the office portfolio?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, look, what we usually measure that by is  —  and have for many years  —  is really our lease terminations. If there is a lot of shadow space out there, generally speaking, our tenants are coming to us and wanting to downsize or terminate leases. And, as you know, our lease termination fees, while a little bit higher in the second quarter, are generally on the low side of what we usually see year-to-date. I would say that we would also anticipate for the remainder of the year, for our lease termination fees, to be on the low side. And, again, that’s for two reasons. But the main one is, we’re just not seeing the requests from most of our tenants to terminate those leases or downsize.

Ki Bin Kim - Macquarie — Analyst

Okay. Last question. Looks like your business contractions jumped a little bit this quarter. Could you give a little more color on that?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Yes, I think that’s probably skewed by one deal over in Cincinnati. We had an industrial tenant downsized by  —  I think it was about 150,000 square feet. I think that was the primary transaction this quarter. So that’s what it was. I don’t think that’s a big trend.

Christie Kelly - Duke Realty Corporation — CFO, EVP

Yes, that’s right.

Ki Bin Kim - Macquarie — Analyst

So nothing confirming  —  nothing further in that trend in July?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

No.

Christie Kelly - Duke Realty Corporation — CFO, EVP

Not that we’re seeing, Ki Bin.

Ki Bin Kim - Macquarie — Analyst

Okay. Thank you.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Thank you.

Operator

Next in queue is Mike Bilerman with Citi. Please go ahead.

Josh Attie - Citi — Analyst

Hello. It is Josh Attie with Michael. Can you talk a little bit about the leasing pipeline for the second half of the year, particularly in the suburban office space? It sounds like at least some of the occupancy gain in the second quarter was from a very big lease in Minneapolis? And just trying to get a sense if those occupancy gains are sustainable based on what you’re seeing in the pipeline?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Sure, Josh. I think in our prepared remarks today, we’ve laid out the position that we’re not terribly optimistic about the office side. And just to add some color to that, we do  —  I think as you all know  —  review all of our major vacant spaces with our field people on at least a monthly basis, and we did that earlier this week. And I would say on the office side, there is some prospects out there. We’re actually starting to see a couple of larger prospects. But the truth is, I don’t think we’re going to see a lot of positive momentum in that occupancy for the rest of this year. I could be a little surprised if we would land one or two of the bigger deals that have been floating around. But I think it’s going to stay relatively flat in our portfolio. I think globally in most of our markets, there is going to be some more downward pressure on occupancies on the office side for the next, as I said, six to 12 months, and then hopefully we’ll see some more stabilization. But our sense is the office business is going to continue to stay tough for a little while.

Josh Attie - Citi — Analyst

Thanks. And with respect to the month-to-month warehouse tenants, can you just remind us what percentage of your portfolio that is?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

It is a little under 1%, probably about 0.75%. Is that right?

Christie Kelly - Duke Realty Corporation — CFO, EVP

That’s right.

Josh Attie - Citi — Analyst

Thanks a lot. That’s helpful.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Thank you.

Operator

Next name in queue is Chris [Caton] with Morgan Stanley. Please go ahead.

Chris Caton - Morgan Stanley — Analyst

Hello. Good afternoon. My question is on the acquisition, just looking later in the [stuff] in the JV section, it looks like you had about $6.1 million. If you annualize that, it looks like about an $8.2 million GAAP cap rate. I wonder if you could give us some color on that? And, two, on the occupancy rate, if you go a year ago and recognizing it may not be same store, it looks like the occupancy is off about 100 bps versus gains in the broader same store pool. Can you give us a little more color on the direction in occupancy rate for this acquisition?

Christie Kelly - Duke Realty Corporation — CFO, EVP

Sure. I’ll take the first part of that question, which is on  —  I think you were referring to the Dugan transaction and the run rate in Dugan?

Chris Caton - Morgan Stanley — Analyst

Yes, thanks.

Christie Kelly - Duke Realty Corporation — CFO, EVP

Yes, sure. Essentially, if you take a look historically, you probably were seeing about a $7 million run rate per quarter. And when we underwrote Dugan and took a look at the first quarter this year, we were really annualizing that more to be a $6 million run rate. First, there was about $1 million term fee in that quarterly performance, and then second of all we took a structural reserve, which was about another $1 million per quarter. So that’s where you end up with the $24 million run rate versus what you might be seeing on the $7 million.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

And then, Chris, could you ask the second part your question again on the occupancy? I’m sorry, I’m not sure I quite understood that.

Chris Caton - Morgan Stanley — Analyst

Absolutely, glad to do it. Trying to do a little detective work on the portfolio itself. Looks  —  it is 86.5%, 86.6% leased at the end of the quarter, and if you go to a year ago, it was maybe 100 bps higher. Can you contrast the trend and the occupancy rate in this portfolio versus your broader, full distribution portfolio?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Yes, I’m sorry. Now I understand. The biggest driver on that one have been really a couple of bankruptcies in that portfolio. And, if you look at it, we had a large bankruptcy over in St. Louis which was about 600,000 square feet in that Dugan portfolio that hit in  —  I think the late third quarter and early first quarter this year. And then we also had another bankruptcy, I believe it was in either late first quarter or early second quarter of this year, over in Cincinnati. So generally speaking, that trend in that portfolio right now is lower than the rest of our portfolio, but I think that’s a little bit of an anomaly, because two of the — I would say fewer bankruptcies we’re seeing now happen to be in that particular portfolio. And if you think about it, that’s about 20% or so — maybe a little less, of our overall industrial portfolio today. So we just happen to have two bankruptcies in that portfolio. Now the good news is — I would tell you on that, with the activity we have in those buildings, I think we’ll see continued improvement in that particular 20 million square foot portfolio between now and year-end.

Chris Caton - Morgan Stanley — Analyst

And then I guess generally in the leasing environment, now that you bring it up. Have you seen any — a shift in the type of tenants that are looking for more space? Is there a certain type of tenant type that has surfaced that wasn’t there six months ago? Following on your comments that bulk industrial feels a little bit better than suburban office?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

I would say no, we haven’t seen a whole lot of a shift. Again, a big piece of that business is always driven by retail and retail-related tenants. So it was sort of late third quarter last year, we began seeing the pickup in that business, and we have really believed since that time and the data that has since come out, we believe that that was really driven by the inventory restocking, and it’s proved to be that. I would say today, again, I think it’s by some inventory restocking and maybe now even a little bit of inventory growth going on in the bulk industrial business. But again a lot of the major deals that we’re signing are mostly retail-related.

Chris Caton - Morgan Stanley — Analyst

Okay. Thanks. I’m sorry, just last one with regard to Eveready Battery? $4.7 million of revenue [in 2011]? Have you been looking at that expiration? And is that — are they utilizing the space, et cetera?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

We signed the renewal today, a ten-year extension. So the next quarter, you’ll see that move out ten years. So thanks for asking.

Chris Caton - Morgan Stanley — Analyst

Glad to set you up.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Thanks for asking.

Christie Kelly - Duke Realty Corporation — CFO, EVP

That was perfect.

Chris Caton - Morgan Stanley — Analyst

All right. Thanks very much.

Operator

And our next question comes from Brendan Maiorana from Wells Fargo. Please go ahead.

Brendan Maiorana - Wells Fargo — Analyst

Thanks, good afternoon. Question, Denny, you mentioned that your bad debt expense was picked up a little bit in the quarter? But if I look at your space vacated analysis, the amount of bankruptcies was down pretty sharply from Q1. And certainly down a lot relative to more recent trend. Is that just a timing issue? And how do you think about the level of bankruptcies or bad debts that you may get in the back half of the year?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, you’re exactly right, Brendan, that when you look at it the way we report that on the square footage of truly bankruptcies, it was down. But our bad debt reserve is broader than just the folks that file bankruptcy for the year. We really looked through our entire portfolio. It’s been our policy since forever to reserve any receivable that’s over 90 days past due fully, and when we have a 90-day past due receivable tenant, that means we also reserve all the straight-line rent related to that tenant. And then also, we’re — we have been, particularly for the last 18 months or so, very closely monitoring our watch list. And generally speaking, if we’ve got a tenant that is over 60 days past due now, depending on what our property managers think about it, we’re reserving all of that rent, and again the straight-line rent. So this is more a reflection, I think, of what we’re seeing the state of our — some of our tenants’ business, rather than a true bankruptcies.

I’ve been saying since the beginning of the year that I was still pretty cautious this year, and again, hence, our wider guidance range — that I was very cautious on what was really going to happen to some of our tenants this year. And, we’re still seeing continued pressure. We’re still getting tenants come to us and want to renegotiate, a little bit to downsize. And again, it’s not — I wouldn’t call it rampant today, but it is out there. And if one of those tenants happens to be a big user, it can have a pretty significant effect even if it is just one or two tenants. Again, as I said, in the remarks, primarily where we’re seeing that is in construction-related businesses. And as you all know, in the construction business it is pretty slow out there today. And then also, the tenants that we have that I would consider retail folks, that are — their business is supplying to the residential development or single-family home construction business. Their business is still very tough. Because, again, as you all monitor — the single-family home construction businesses is still pretty slow in most markets.

Brendan Maiorana - Wells Fargo — Analyst

So in the expectations for the back half of the year — the guidance. Assuming you’re at that top end or that top half of the range, you’ve still got a higher level of bad debt expense baked into that level of expectation.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, no, I would say that saying that we’re going to be in the top half would put that at a normal level for the second half of the year. That is just why I lent some caution that if the bankruptcies pick up, it could be harder for us to stay up in that top half.

Brendan Maiorana - Wells Fargo — Analyst

Okay. Fair enough. Christie, you mentioned that you’re — or you expressed some confidence with the high end of the range for dispositions. If I look at the $31 million that you did in the quarter, and the sales that you highlighted, it was a single user building. It was a sale to a user, and it was a sale to a municipality. Those seem like easier sales to get done in the current environment. Is that the type of assets that you expect to sell in the back half of the year? Or is it something that’s a little bit more of the multi-tenant variety?

Christie Kelly - Duke Realty Corporation — CFO, EVP

It’s across the board, Brendan, but it is more of the multi-tenant variety, as well. We have a list, as you know, that we’ve compiled, that represents the $1.3 billion of non-strategic dispositions that we’re teeing up for sale over the next couple of years. And together with that, we have absolute line of sight on the buildings that we are focused on selling this year. And to that point, have a number of those that we’re negotiating PSA, et cetera, on, and are quite close on. So to that point, it’s not specifically representative of what we experienced for the second quarter.

Brendan Maiorana - Wells Fargo — Analyst

Okay. And your comments about — call it roughly 100 basis point spread between the yield that the assets were sold at versus the stabilized yield.

Christie Kelly - Duke Realty Corporation — CFO, EVP

Yes.

Brendan Maiorana - Wells Fargo — Analyst

If we think about selling an additional, call it $200 million in the back half of the year, is that something where you either may get some increased NOI between now and then? Or where the stabilized yield as reported per sale will be higher than the yield that you’re currently earning on those properties?

Christie Kelly - Duke Realty Corporation — CFO, EVP

I think, yes, it will be higher, Brendan. And second of all, based on the timing of those transactions, if they’re a little back-end-loaded, we would have some positive pickup from that, as well.

Brendan Maiorana - Wells Fargo — Analyst

And then, just lastly on the land. I know that you didn’t take the impairment because it was something you expected to put into production, but taking in an $8 million impairment on net proceeds of $10 million seems pretty high. Can you just give us a sense of, maybe where the fair — where you think the fair value of that land is? And how we might relay that to the rest of your land bank that’s for future production? Okay.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Yes. Let me take that one, Christie, because — let me specifically address that one. That was some industrial land in Chicago. It is in a great park up on the north side of Chicago. And again, we had a very significant tenant of ours — actually very significant office tenant, come to us and say, look, we want to buy some land for a future industrial center. We like your Butterfield Park. Will you sell it to us? Well, we really like the Butterfield Park, too, but the truth is we have got probably more than enough land there for the near-term future. We will have a lot of land left there — we have a lot of land left after this sale. So, the offer wasn’t the best offer in the world, and we had a significant amount of discussion on that transaction. But we made the decision to go ahead and move forward with it because it did move some land, number one. But number two, again, a very significant customer. I think there’s a very good chance that when they decide to pull the trigger on that building, we’ll be able to get the construction project and do a third-party job, and make some fees off that, too. So, it was I would say an isolated incident. And if you go back to what we have been saying for the past year, our impairment charge last year was on the land we identified for sale was in the 25% to 30% range.

Christie Kelly - Duke Realty Corporation — CFO, EVP

That’s right.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Our comments all along have been that we think on the development portfolio, also, that the impairment is in that kind of a range. So I think this was a little bit higher, and I would say the other reason for this is — this was some land that I would say was purchased more recently. So probably in that 2006 or ‘07 range when the prices were a little bit higher. And when you look at our overall portfolio, we have got land that was purchased in a lot of different times in the 2000s, I would say. So the basis compared to today’s market varies across the board.

Christie Kelly - Duke Realty Corporation — CFO, EVP

Yes.

Brendan Maiorana - Wells Fargo — Analyst

Okay. Fair enough.

Christie Kelly - Duke Realty Corporation — CFO, EVP

Yes. At that point, too, Brendan, as Denny was saying, it just really puts it at higher than our average.

Brendan Maiorana - Wells Fargo — Analyst

Sure.

Operator

And our next question comes from Mike Knott with Green Street Advisors. Please go ahead.

Mike Knott - Green Street Advisors — Analyst

Denny, I think you touched on it a little bit in your remarks about the hold-over tenants. I know that was big part of your occupancy in 1Q. And I think as I remember, you had said at the time it was about double the normal level. Can you just give a little more color on what it is now? I think it was about 100 bps of your 1Q occupancy. Can you give color on what it is now, and what you expect to happen to that — to what you have now?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Yes, it’s gone down a little bit, Michael. We are probably at 75 basis points or 80 basis points of our occupancy in that now. I think there’s more good news in that portfolio occupancy and from that group than there would have been at the end of the first quarter. Because we’ve seen a few of those tenants come in and want to hold over and maybe do a three-month or a six-month extension. So I think it’s the positive news is that we’re going to keep I think a fair part of that occupancy throughout most of the rest of the year. Which a quarter ago, we wouldn’t have had near as high a confidence in that.

Mike Knott - Green Street Advisors — Analyst

What do you attribute that to?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, again, I think I mentioned last quarter that a lot of that is made up of tenants that are upsizing rather than downsizing. That temporary space can be a little bit of both. But the positive news on it was it was tenants needing more space but just not wanting to commit to a longer term lease. So the good news is that their businesses have held up well enough that they want to keep that space for a longer period of time. But the bad news for us is, they still haven’t gotten to the point where they feel comfortable enough entering into a long-term lease. Does that help?

Mike Knott - Green Street Advisors — Analyst

Yes, that’s helpful. Thanks. When I look at the liquidity schedule, I know you don’t include development on there, but in broad-brush strokes how would you have us all think about capital you might allocate over that time period to development and potentially to acquisitions as well. It sounds like you were talking about — or at least evaluating some office-related acquisitions.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, there’s — I’ll make a couple of points on that. First of all, our guidance for development starts this year was in the $100 million to $200 million range. Obviously, right now we’re kind of at the low end of that. We haven’t had much start in the first half of the year. But we do have some things in the pipeline that I’m fairly certain will be in that range this year. I wouldn’t be hugely comfortable telling you we’re going to be right at the top end of that range today, but it will be within that range. And I think that’s good. Mostly that would be made up of some medical office projects that we get started, but there are a few other things floating around. So when you look forward, it’s hard — it’s really getting hard to see our visibility into 2011, particularly on the development side today, Michael. But I have got to be honest with you, I don’t see anything today that makes me think that our development starts in 2011 are going to be significantly higher than that. I would tell you today that’s probably going to be a range we look at for next year, again. But it’s early, obviously. And so I think right now until the market starts changing, that $100 million to $200 million of starts a year is a pretty good number.

And then on the office acquisition side, there’s really just a couple of our key markets that we would consider any office acquisition. And for us, it’s going to be more of — that to us is more of a redeployment of vision there. So if we’re able to sell some office assets in some of the markets we want to downsize in and redeploy that capital into one or two markets where we wouldn’t mind having a bigger office presence, we would do that. But we — our first priority is to redeploy that into industrial acquisitions. And we’ve looked at a lot of things, but it’s a tough market out there. And second, obviously, to redeploy that money into medical office mostly development. But if there’s an opportunity for medical office acquisition, we’ll look at it. And we’ve seen a few of those. So in the markets where we would probably consider the office acquisitions, today really to me are two markets, and that would be Washington, DC, if there was something that became available and our team liked up in that area — we would certainly consider it. And then we’ve had great success with our office product down in South Florida in the Broward County market, and we’re just keeping our eye open there. But for the most part, that’s it on the office side.

Mike Knott - Green Street Advisors — Analyst

Okay. That’s helpful. Thank you.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Thanks.

Operator

(Operator Instructions) And our next question comes from Vincent Chow from Deutsche Bank. Please go ahead.

Vincent Chow - Deutsche Bank — Analyst

Good afternoon, everyone. Just wondering if you could give color on the renewal spread, down pretty significantly in the quarter. Both in the distribution and office side of things? Is there anything unusual in those numbers?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

There was, I think, one that was a little unusual this quarter that we had a rent rolldown on an industrial tenant in Indianapolis, and it was a little bigger than you would normally see because we had some amortization of some above standard improvements. But, quite honestly, when you look through it, it was pretty consistent across the board. There was just some rolldowns. And the color I would put on it is, I think the rolldowns on the industrial side — excluding that one, are probably going to be in the 5% to 7% range. The rolldowns on the office side are probably going to be higher. It may not — that may not be reflected this quarter, but we’re really very focused on renewing our major tenants, as I was able to point out. We just signed a renewal with Energizer over in St. Louis for ten years. And actually I don’t remember what the numbers were. But I think that one was — I don’t think we have a huge rolldown on that one. I think that was really a nice deal for us. But on some of the other markets and certain tenants, you got to meet the market to keep those tenants because there is just too much space floating around out there today. So it’s still always cheaper for us to meet the market on rent because we’re going to put a lot less capital into those spaces to renew the tenant. So I think with some major office tenants, we have been seeing that for the last — probably 12 months. And I think we’ll probably see it again for the next six to 12 months.

Vincent Chow - Deutsche Bank — Analyst

Okay. I guess I was just a little surprised by how big the downturn was. Was this within your realm of expectations for the year as far as the level of decline?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Yes, it really was. We’ve been saying for the past two or three quarters that we have been fortunate to hold those rental rates at — late last year we were kind of flat to slightly positive. I think in the second quarter we went down a little bit. But we had anticipated seeing some larger rolldowns as we moved into this year, and now it’s coming about.

Vincent Chow - Deutsche Bank — Analyst

Okay. That’s helpful. And just a question, I thought I heard you say earlier that you’re starting to see some possibilities on the industrial build-to-suit side? Was that correct? And if so, can you provide some color on what you’re seeing on that side of things? Maybe markets where you’re seeing some additional activity or interest?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Yes, it’s a little hard to paint any kind of a picture right now. I would say, it’s fairly sporadic. Generally speaking, we’ve seen some industrial tenants that want to expand their buildings. But the expansions that we’re talking to people about are fairly significant. So we’re talking in the 300,000 square foot to 500,000 square foot range. So that is a pretty big building in itself. And then secondly, obviously, there is still a fair amount of industrial space available in almost all markets. But sometimes that space is not going to meet the needs of the particular tenant. And what we’ve seen mostly are, again, the big bulk distribution facilities. So if a tenant — in a number of markets today, if a tenant needs 800,000 to one million-plus square feet, a lot of those spaces have been absorbed. So there’s not a lot of that kind of space out there. So if they need that and want to consolidate their operations, which is what people are doing in those bigger buildings a lot of times. They’re going to have to go to a build-to-suit. And, again, I think it’s way too early to give you any kind of trends, but there are a couple of discussions going on. And they’re pretty widespread geographically.

Vincent Chow - Deutsche Bank — Analyst

Okay. Thank you.

Operator

And our next question comes from Mike Bilerman from Citi. Please go ahead.

Josh Attie - Citi — Analyst

Hello. It is Joshua Attie with Michael. Can you clarify what you said earlier on where the bad debts were trending today? And where you said they need to trend in order to hit the mid- to high end of your guidance in the back half of the year?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Sure, Josh. What I said was I think we — the bad debts were up some during the second quarter. Typically, I think we have been saying we’ll run in that 25 basis points to 30 basis points of rent. In the second quarter, we were back up over the 50 basis points of rent for the quarter. Again, that’s sort of looking at annual rent, though. But for the quarter. And, we’re — our numbers would assume that we stay in that 25 basis points to 30 basis points of bad debts — kind of a normal range for the second half of this year.

Josh Attie - Citi — Analyst

And do you see anything on the horizon that would make you go back up to 50 basis points in the third or fourth quarter?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, no, but I tell you, you never see these things coming, to be honest with you — or not never, but a lot of times you don’t see it coming. So that’s been our experience over the last 12 months or so. So today, there is just really no way I could give you an answer on that.

Josh Attie - Citi — Analyst

Okay. Thank you.

Operator

And our last question comes from Sloan Bohlen from Goldman Sachs. Please go ahead.

Sloan Bohlen - Goldman Sachs — Analyst

Thank you. Most everything has been asked and answered. Just one quick question on the rent rolldown. Denny, on the information you gave, 5% to 7% down on the industrial and maybe worse on the office. Can you break down how much of that net effect of rent rolldown is actual market rent down versus how much of it is concession? And the basis for the question is, at some point when we do kind of firm up, how quickly things could bounce off the bottom?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, this is more a little bit more of a guess than science here, but I’m saying it is probably 50%-50% on net rent rolldown. In other words, 50% of the decrease is rolled down in the rental rates, and 50% is some kind of increased concessions over maybe what the last deal was going to be. I will tell you one thing, we’re very focused on at this part of the cycle, is we are more inclined to give a little bit more free rent up front to get a higher rate, and get a rate that we believe is closer to market long-term sooner in the lease. So, what we’re seeing is that I’d rather give a month or two more free rent and get that rate within three to five years in this lease back up to what we think is really more of a market rental rate than keep that market rental or that in-place rental rate pounded down below market for a longer period of time. So that’s our strategy on pretty much all the deals we’re looking at today.

Sloan Bohlen - Goldman Sachs — Analyst

Okay. That’s helpful. And then just one question on the build-to-suits. Can you maybe talk a little bit about other developers that are in competition for those potential build-to-suits? And the basis of this question is to think about what potential tenants could come out of portfolios to go into those build-to-suits? And just where you stand relative to everyone else there?

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Well, I think generally speaking, on these build-to-suits we’re talking about, we don’t have a lot of competition right now. Most of these that we’re talking to — they’re only talking to us, I would tell you. And I think it’s a unique situation. Maybe a land position that we have, and it’s where they want to be located, which is always a key, especially on build-to-suits. And then thinking about where they would be coming out of, Sloan, I think that is a little hard to say. I don’t really have any guidance for you on that because — let me just give you an example of one we’re talking to about a larger facility. They’re coming out of — they would be consolidating two or three facilities into this facility. And I have got to be honest with you, I’m not sure who owns — I know who owns one of them, it is like an institutional investor. But I don’t know who owns the other two.

Sloan Bohlen - Goldman Sachs — Analyst

Okay. I know it’s a tough thing to get at, but I appreciate the color. Thank you.

Denny Oklak - Duke Realty Corporation — Chairman, CEO

Okay.

Operator

And there are no further questions in queue.

Randy Henry - Duke Realty Corporation — Asst. VP — Investor Relations

Thanks again, everyone, for joining our second quarter call. Our third quarter earnings call is tentatively scheduled for October 28th. Thanks again, and have a good afternoon.

Operator

Ladies and gentlemen, this conference will be available for replay at 5:30 PM and will remain available through August 6th. The dial-in number for the replay is 320-365-3844, access code 163589. Again, that number is 320-365-3844, access code 163589. That does conclude our conference for today. Thank you for your participation and you may now disconnect.

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